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                                                                     EXHIBIT 5.3

October 23, 2006

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

RE:  NORTH AMERICAN PALLADIUM LTD. (THE "CORPORATION")
     AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-10, DATED OCTOBER 23, 2006

We are a firm of independent geological and mining engineering consultants and we have prepared an open pit and underground reserve and resource estimate and a resource estimate on the offset high grade zone (collectively, the "Reserve and Resource Estimates") each as at December 31, 2005 for North American Palladium Ltd. (the "Corporation").

We refer to the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated October 23, 2006, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United Sates Securities Act of 1933, as amended (the "Registration Statement"). We hereby give our consent to the use of our name, references to and excerpts from the Reserve and Resource Estimates which are have been incorporated by reference into the Registration Statement.

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein, or documents incorporated therein by reference, derived from the Reserve and Resource Estimates or that are within our knowledge as a result of the services performed by us in connection with the preparation of the Reserve and Resource Estimates.

Yours truly,



/s/ Graham G. Clow
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Graham G. Clow
Vice President
Roscoe Postle Associates Inc.